EXHIBIT 99.1

Contacts:	John Farr
Chief Financial Officer
800.287.4383
investor.relations@pervasive.com

Marian Kelley
Director, Corporate
Communications
512.231.6033
investor.relations@pervasive.com

PERVASIVE SOFTWARE® REPORTS REVENUE AND EARNINGS

INCREASES FOR ITS THIRD FISCAL QUARTER

Leading data-management company achieves third consecutive quarter of year-over-year increases in revenue and profitability

AUSTIN, TEXAS – April 15, 2003 – Pervasive Software® Inc. (Nasdaq:PVSW), a leading provider of data-management solutions powering the success of application developers worldwide, today reported that revenue and net income for the third quarter of fiscal year 2003 increased 6% and 4%, respectively, from the third quarter of last fiscal year. This is Pervasive’s third consecutive quarter of year-over-year increases in revenue and profitability and the ninth consecutive quarter of profitability.

For the third fiscal quarter ended March 31, 2003, net income was $1.8 million or $0.10 diluted earnings per share, compared to net income of $1.7 million or $0.09 diluted earnings per share for the same period last year. Revenues were $10.0 million for the quarter, compared to $9.4 million for the same period last year.

Pervasive once again generated positive cash flow from operations with $2.2 million in the third fiscal quarter, while achieving days sales outstanding at an excellent 44 days and ending the quarter with $40.1 million in cash and marketable securities and no debt.

Net income for the nine months ended March 31, 2003, excluding a gain from discontinued operations, was $4.7 million, or $0.26 diluted earnings per share, compared to net income, excluding a charge related to early adoption of a new accounting principle, of $4.2 million, or $0.24 diluted earnings per share, for the same period last year. For the nine months ended March 31, 2003, revenues were $29.0 million, compared to $27.6 million for the same period last year.

“We are pleased to report another quarter of solid results, following the worldwide launch of version 8 of our Pervasive.SQLñ database, the data-management foundation of choice for application developers of mission-critical software solutions,” said David Sikora, president and CEO of Pervasive Software. “We are very pleased with customer adoption of the new version since first customer shipment in December, and we continue to receive positive feedback related to the increased reliability and performance of the product.

“In addition, several new customers were announced during the quarter and included companies migrating from other databases or platforms,” Sikora continued. “Our increased intensity on demand creation is beginning to pay off in the form of new customer wins, competitive migrations and increased activity within our targeted market segments. During the quarter we also completed our product roadmap, which is focused on expanding core product capabilities and addressing requirements for specific markets and platforms.”

In a separate news release today, Pervasive also announced it has acquired data security and auditing technology which is expected to be productized and made available to the market later this calendar year.

Business Outlook

For the fourth fiscal quarter ending June 30, 2003, Pervasive expects revenues in the quarter to be in the range of $10.2 million and net income to be in the range of $2.0 million, both representing modest increases over the same quarter of last year.

“Given our increasingly favorable results, sizable cash position of more than $40 million, strong value proposition and proven ability to consistently generate positive cash flow, we believe we are well positioned to further develop and expand our position as a leading provider of data-management solutions for developers of mission-critical applications. We are excited to be on track to deliver our first year of revenue growth since 1999, in the face of very difficult macroeconomic and industry conditions,” Sikora concluded.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 4 p.m. Central Daylight Savings Time. The dial-in number for the call is 800.245.3043 or 785.832.1077, and the conference ID is PVSW. The conference call may also be accessed live over the Web at http://www.pervasive.com/ircalendar. Check the site before the call for login information. Replay will be available 6 p.m., Tuesday, to midnight Tuesday, April 22, by dialing 800.695.1564 or 402.530.9025, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a leading global data-management company powering the success of application developers by providing solutions that deliver the industry’s best combination of performance, reliability and low administration costs. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers with hundreds of thousands of end-users in nearly every vertical market around the world. Founded in 1994, Pervasive sells its products into more than 150 countries and is based in Austin, Texas, with offices in Europe. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as “may,” “plans,” “expects,” “believes,” “anticipates,” “estimates” or “intends.” All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement. Investors are cautioned that actual results could differ materially from Pervasive’s current expectations. Factors that could cause or contribute to such differences include, the factors and risks discussed in Pervasive’s reports filed from time to time with the Securities and Exchange Commission including, without limitation, the risk that we will be unable to attract, motivate and retain skilled sales, marketing, engineering and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that our current revenues are substantially dependent upon continued market acceptance of and revenues from our database products.

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Pervasive, Pervasive Software, Btrieve and Pervasive.SQL are trademarks or registered trademarks of Pervasive Software Inc. All other company and product names may be trademarks or registered trademarks of their respective companies. All rights reserved worldwide.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31		Nine months ended March 31
	2003	2002	2003	2002
Revenues	$10,032	$9,432	$28,991	$27,611

Costs and expenses:
Cost of revenues and technical support	1,479	1,672	4,478	4,969
Sales and marketing	3,592	3,040	10,194	9,109
Research and development	1,912	1,747	5,898	5,395
General and administrative	1,231	1,304	3,703	4,078

Total costs and expenses	8,214	7,763	24,273	23,551

Operating income from continuing operations	1,818	1,669	4,718	4,060

Interest and other income, net	116	158	426	565
Income tax provision	(150)	(110)	(450)	(460)

Income from continuing operations before effect of adoption of new accounting principle	1,784	1,717	4,694	4,165

Effect of adoption of new accounting principle	—	—	—	(676)

Income from continuing operations	1,784	1,717	4,694	3,489

Gain from discontinued operations	—	—	159	—

Net income	$1,784	$1,717	$4,853	$3,489

Diluted earnings per share:
Income from continuing operations before effect of adoption of new accounting principle	$0.10	$0.09	$0.26	$0.24
Effect of adoption of new accounting principle	—	—	—	(0.04)
Gain from discontinued operations	—	—	0.01	—

Net income	$0.10	$0.09	$0.27	$0.20

Shares used in computing diluted earnings per share	17,879	18,217	17,710	17,682

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	June 30, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$40,060	$34,188
Trade accounts receivable, net	4,852	4,263
Notes receivable from related parties	102	102
Prepaid expenses and other current assets	406	1,209

Total current assets	45,420	39,762

Property and equipment, net	2,291	2,922

Notes receivable from related parties	218	306

Other assets	188	369

Total assets	$48,117	$43,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,930	$6,736
Deferred revenue	2,152	2,147
Liabilities of discontinued operations	35	684

Total current liabilities	10,117	9,567

Stockholders’ equity	38,000	33,792

Total liabilities and stockholders’ equity	$48,117	$43,359